Filed Pursuant to Rule 424(b)(4)
                                Registration Nos. 333-40495 and 333-40495-01



          PROSPECTUS SUPPLEMENT
          To Prospectus dated January 9, 1998
                            _____________________________

                 2,645,000 6<3/4>% EXCHANGEABLE PREFERRED SECURITIES
                             MANDATORILY REDEEMABLE 2009
                   (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                                   ICG FUNDING, LLC

                     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                       AND EXCHANGEABLE INTO THE COMMON STOCK,
                                  $.01 PAR VALUE, OF
                               ICG COMMUNICATIONS, INC.

                          200,000 SHARES OF COMMON STOCK OF
                               ICG COMMUNICATIONS, INC.
                           _______________________________


               This Prospectus Supplement relates to the resale by the holders thereof of the 6<3/4>% Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"),
          liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

               This Prospectus Supplement supplements and amends the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.


            SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                              INFORMATION THAT SHOULD BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION NOR HAS THE SECURITIES AND
               EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus Supplement is August 11, 1998

               The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus:

          SELLING PREFERRED SECURITYHOLDERS

               The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

               The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.
                                                               Number of
                                                               Preferred
            Selling Preferred Securityholders                  Securities
            ---------------------------------                  -----------
            Allstate Insurance Company                          40,000
            Bear, Stearns & Co. Inc. (formerly listed under
             the name "Bear Stearns Securities Corp.")         263,000
            BNP Arbitrage SNC                                   15,000
            Capital Markets Transactions, Inc.                 125,000
            Christian Science Trustees for Gifts and
             Endowments                                          2,600
            Chrysler Corporation Master Retirement Trust        44,500
            Declaration of Trust for the Defined Benefit Plan
             of ICI American Holdings Inc.                      10,800
            Declaration of Trust for the Defined Benefit Plan
             of ZENECA Holdings, Inc.                            7,400
            Delaware State Employees Retirement Fund            35,400
            Delta Air Lines Master Trust                        34,800
            Deutsche Bank A.G. (1)                             185,000
            Deutsche Morgan Grenfell Inc. (1)                   87,500
            Donaldson, Lufkin, & Jenrette Securities Corp.      33,400
            First Chicago Capital Corporation                   20,000
            First Church of Christ Scientist-Endowment           2,600
            General Motors Employees Domestic Group Trust      121,450
            GPZ Trading                                         33,000
            Highbridge Capital Corporation                     120,000
            Hillside Capital Incorporated Corporate Account      3,000
            LB Series Fund, Inc., High Yield Portfolio         150,000
            Lincoln National Convertible Securities Fund        12,965
            Lutheran Brotherhood High Yield Fund, a Series of
              the Lutheran Brotherhood Family of Funds         100,000
            Merrill Lynch Pierce Fenner & Smith, Inc.           59,000
            MFS Convertible Securities Fund                        100
            MFS Total Return Fund                               24,900

                                                               Number of
                                                               Preferred
            Selling Preferred Securityholders                  Securities
            ---------------------------------                  -----------
            Millennium Trading Co., L.P.                        20,000
            Morgan Stanley Dean Witter (2)                      50,000
            Natwest Securities Limited                          15,000
            Northwestern Mutual Life Insurance Company (3)      20,000
            OCM Convertible Limited Partnership                  2,500
            OCM Convertible Trust                               63,700
            Paloma Securities L.L.C.                           145,000
            Q Investments, L.P.                                 71,250
            R2 Investments, LDC                                 80,000
            Raytheon Company Master Pension Trust (formerly
             listed under the name "Hughes Aircraft Company
            Master Retirement Trust")                           23,600
            SBC Warburg Dillon Read Inc.                        24,000
            Sound Shore Partners, L.P.                          90,550
            State of Connecticut Combined Investment Funds      54,900
            State Employees' Retirement Fund of the State of
             Delaware                                           15,200
            Summer Hill Global Partners, L.P.                      800
            The J.W. McConnell Family Foundation                 6,550
            Thermo Electron Balanced Investment Fund             9,400
            Transamerica Life Insurance & Annuity               40,000
            Triton Capital Investments, Ltd.                    51,000
            Value Line Convertible Fund, Inc.                   20,000
            Vanguard Convertible Securities Fund, Inc.          39,300
            Walker Art Center                                    1,375
            Weirton Trust                                        3,485
            WG Trading Company Limited Partnership              17,000
                                                              --------
                                   TOTAL                     2,396,025


          ----------------------------------
          (1) Deutsche Morgan Grenfell Inc. and Deutsche Bank A.G. and their affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell Inc. was a co-manager in the offering of the Preferred Securities.

          (2) Morgan Stanley Dean Witter was a co-manager in the offering of the Preferred Securities.

          (3) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG, Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.